EXHIBIT 10.2

FIRST AMENDMENT TO

THE PURCHASING AGREEMENT

This FIRST AMENDMENT TO THE PURCHASING AGREEMENT (this “Amendment”) is made and entered into this 5th day of November, 2008 by and between ICOP Digital, Inc., a Colorado corporation (“Client”) and FCC, LLC, d/b/a First Growth Capital (“Purchaser”).

WHEREAS, Purchaser and Client are parties to a certain Purchasing Agreement, dated November 3, 2008 (the “Agreement”) pursuant to which Purchaser purchases Accounts and makes other extensions of credit to Client, which purchases and extensions of credit are secured by security interests upon the Collateral; and

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Agreement or the Uniform Commercial Code as in effect from time to time in the State of Florida.

2. Amendments. Section 3.6(a) of the Agreement is amended as follows:

“Section 3.6(a). Base Index Fee. It is agreed by and between CLIENT and PURCHASER that CLIENT shall pay PURCHASER an additional fee based on the daily balance of outstanding advances on Accounts multiplied by the greater of (a) the sum of the Alternate Base Rate plus 2.5% or (b) 8.0%. The fee shall be computed on the basis of actual days elapsed and a 360-day year. The Alternate Base Rate in effect shall be determined by PURCHASER for each calendar month on the first day of such calendar month and shall be equal to the Alternate Base Rate in effect as of the close of business on the last Business Day of the immediately preceding calendar month. Such fee will be calculated monthly and charged against CLIENT’S Reserve as of the last day of each month for the month then ended.

3. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

4. References. Any reference to the Rider contained in any document, instrument or agreement executed in connection with the Rider, shall be deemed to be a reference to the Rider as modified by this Amendment.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

6. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs and personal representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ICOP Digital, Inc.

By:	/s/ David C. Owen
David C. Owen, CEO

STATE OF Kansas

COUNTY OF Johnson

Before me, the undersigned authority, on this date personally appeared David C. Owen, CEO of ICOP Digital, Inc., a Colorado corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said limited liability company, having first been so authorized to do so.

Given under my hand and seal this 5th day of November, 2008.

/s/ Ann Johnson
Notary Public

( S E A L )

My Commission Expires:

3-12-2010

FCC, LLC, d/b/a First Growth Capital

By:	/s/ Jay B. Atkins
Jay B. Atkins, Executive Vice President

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